Exhibit 10.11

CONFIDENTIAL

Dear :

Unitrin, Inc. (the “Company”) considers you to be a valued employee of the Employer (as defined below). In recognition of the value of your continued services to the Employer, the Company’s shareholders and other relevant constituencies, the Company proposes the following agreement (the “Agreement”) to provide you with certain severance payments and benefits if your employment terminates following a “Change in Control” (as defined below).

ARTICLE I

DEFINITIONS

1.1	Definitions

Whenever used in this Agreement, the following capitalized terms shall have the meanings set forth in this Section, certain other capitalized terms being defined elsewhere in this Agreement:

(a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b) “Annualized Compensation” shall mean your rate of annual base salary as in effect immediately prior to your Qualifying Termination, without regard to any decrease in such salary constituting an Enumerated Event.

(c) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

(d) “Board of Directors” shall mean the Board of Directors of the Company, or any successor thereto.

(e) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its Subsidiaries or Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or any of its Subsidiaries or Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Company” shall mean Unitrin, Inc., a Delaware corporation, and any successor as provided in Article IV.

(h) “Disability” shall mean a physical or mental condition entitling you to benefits under the applicable long-term disability plan of the Company or any of its Subsidiaries or Affiliates, or if no such plan exists, causing you to be unable to substantially perform your duties with the Employer for at least 6 months in any 12-month period.

(i) Your “Employer” shall mean the Company or any Subsidiary or Affiliate of the Company by which you are employed.

(j) “Enumerated Event” shall mean the occurrence after any Change in Control, or prior to a Change in Control under the circumstances described in clause (ii) of the second and third sentences of Section 2.1 hereof (treating all references in paragraphs (i) through (iv) below to a “Change in Control” as references to a “Potential Change in Control”), of any one or more of the following events without your express written consent:

(i) a reduction in your base salary as in effect immediately prior to the Change in Control, or a material reduction in the compensation and benefit plans, arrangements, policies and procedures, taken as a whole, provided to you from those, taken as a whole, provided to you immediately prior to the Change in Control;

(ii) a material reduction in your job authority and responsibility;

(iii) the Employer requires you to change the location of your job or office, so that you will be based at a location more than thirty miles from the location of your job or office immediately prior to the Change in Control;

(iv) a successor company fails or refuses to assume the Company’s obligations under this Agreement, as required by Article IV hereof (and for purposes of a termination of your employment following an Enumerated Event described in this subsection (iv), the date on which any such succession becomes effective shall be deemed the Date of Termination); or

(v) any purported termination of your employment which is not effected pursuant to the terms of Section 7.5 hereof.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Just Cause” shall mean, with respect to a termination of your employment with the Employer, (i) fraud, misappropriation of or intentional material damage to the property or business of the Company (including its Subsidiaries and Affiliates), which in any such case is materially injurious to the Company (including its Subsidiaries and Affiliates), monetarily or otherwise, or (ii) your conviction for the commission of a felony.

(n) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries or Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries or Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (v) any individual, entity or group whose ownership of securities of the Company is reported on Schedule 13G pursuant to Rule 13d-1 promulgated under the Exchange Act (but only for so long as such ownership is so reported) or (vi) Singleton Group LLC or any successor in interest to such entity.

(o) A “Potential Change in Control” shall be deemed to occur in the event that (a) the Company enters into an agreement, the consummation of which would result in a Change in Control, (b) the Company or any Person publicly announces an intention to take or to consider taking action which, if consummated, would constitute a Change in Control, (c) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its Subsidiaries or Affiliates) or (d) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(p) “Qualifying Termination” shall mean a termination of employment pursuant to Section 2.1 entitling you to a Severance Payment pursuant to the terms of this Agreement.

(q) “Separation from Service” shall mean a separation from service as defined in Code section 409A and the applicable regulations thereunder, without giving effect to any elective provisions that may be available under such definition except that in determining whether there is a separation from service with the employer, the employer shall be determined as follows:

(i) In applying Code section 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code section 1563(a)(1), (2) and (3); and

(ii) In applying Treas. Reg. section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. section 1.414(c)-2.

(r) “Severance Payment” shall mean the payment described in Section 2.2.

(s) “Subsidiary” shall mean any entity at least 50% of the voting securities of which are Beneficially Owned by the Company.

ARTICLE II

SEVERANCE PAYMENTS

2.1	Right to Severance Payment

You shall be entitled to receive a Severance Payment from the Company in the amount provided in Section 2.2 if (x) there has been a Change in Control, (y) you are an active employee at the time of the Change in Control, and (z) within two years from and including the date of the Change in Control, your employment is terminated by the Employer for any reason (other than Just Cause or your death or Disability), or you terminate your employment for any reason. In addition, if prior to a Change in Control (i) your employment is terminated by the Employer for any reason (other than Just Cause or your death or Disability) or (ii) you terminate your employment following the occurrence of any Enumerated Event, and you reasonably demonstrate that such termination or Enumerated Event, as the case may be, (a) occurred at the request of a Person who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (b) otherwise occurred in connection with, or in anticipation of, a Change in Control (whether or not a Change in Control actually occurs), then for all purposes of this Agreement the termination of your employment shall be deemed to have occurred immediately following a Change in Control. There shall be an irrebuttable presumption that (i) if your employment is terminated by the Employer for any reason (other than Just Cause or your death or Disability) within ninety (90) calendar days prior to the date of a Change in Control, or (ii) if you terminate your employment following the occurrence of an Enumerated Event which occurs within ninety (90) calendar days prior to the date of a Change in Control, you will have made (in either case (i) or (ii)) the showing required by the preceding sentence. For purposes of subclause (y) above, you will still be considered to be an active employee if you are on sick leave, military leave or any other leave of absence approved by the Employer.

2.2	Amount of Severance Payment

(a) If you become entitled to a Severance Payment under this Agreement, the Company shall pay to you a lump sum payment equal to [2][3] times one year’s Annualized Compensation.

(b) The Severance Payment otherwise calculated under this Section 2.2 shall be reduced (but not below zero) by the amount of cash severance-type benefits to which you may be entitled pursuant to any other severance plan, agreement, policy or program of the Company or any of its Subsidiaries or Affiliates. Without limiting other payments which would not constitute “cash severance-type benefits” hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute “cash severance-type benefits” for purposes of this Section 2.2(b).

2.3	Gross-Up for Excise Taxes

(a) In the event that any payment or benefit (within the meaning of Code section 280G(b)(2)), to you or for your benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, your employment with the Company or any of its Subsidiaries or Affiliates or a Change in Control (a “Payment” or “Payments”), would be subject to the excise tax imposed by Code section 4999 or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Company shall pay to you an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes and the Excise Tax (other than interest and penalties imposed by reason of your failure to file timely a tax return or pay taxes shown due on your return) and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment), including any Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company’s expense by an accounting firm appointed by the Company prior to the Change in Control (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and you within fifteen (15) calendar days of the date on which your right to a Severance Payment hereunder was triggered (if requested at that time by the Company or you) or such other time as requested by the Company or by you (in either case provided that you believe in good faith that any of the Payments may be subject to the Excise Tax); provided that if the Accounting Firm determines that no Excise Tax is payable by you with respect to a Payment or Payments, it shall furnish you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) calendar days of the delivery of the Determination to you, you shall have the right to dispute the Determination (the “Dispute”). The Gross-Up Payment, if any, as determined pursuant to this Section 2.3(b) shall be paid by the Company to you on the first day of the seventh month following your Separation from Service. The existence of any Dispute shall not in any way affect your right to receive the Gross-Up Payment, if any, in accordance with the Determination. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and you, subject to the application of Section 2.3(d).

(c) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Payments shall be treated as “parachute payments” (within the meaning of Code section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”)

reasonably acceptable to you and selected by the Accounting Firm, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Code section 280G(b)(4)(A), (ii) all “excess parachute payments” within the meaning of Code section 280G(b)(l) shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Code section 280G(b)(4)(B)) in excess of the Base Amount (as defined in Code section 280G(b)(3)) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Code sections 280G(d)(3) and (4). For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination (or if there is no such date, then the date on which the Gross-Up Payment is calculated for purposes of this Section 2.3), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(d) As a result of the uncertainty in the application of Code sections 4999 and 280G, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”). An Underpayment shall be deemed to have occurred (i) upon notice (formal or informal) to you from any governmental taxing authority that your tax liability (whether in respect of your current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (ii) upon a determination by a court, (iii) by reason of determination by the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or (iv) upon the resolution of any Dispute to your satisfaction. If an Underpayment occurs, you shall promptly notify the Company and the Company shall promptly, after your payment of such Underpayment but no earlier than the first day of the seventh month after your Separation from Service and no later than the time required by Treas. Reg. section 1.409A-3(i)(l)(v), pay to you an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of your failure to file timely a tax return or pay taxes shown due on your return) imposed on the Underpayment. An Excess Payment shall be deemed to have occurred upon a “Final Determination” (as defined below) that the Excise Tax will not be imposed upon a Payment or Payments (or portion thereof) with respect to which you had previously received a Gross-Up Payment. A “Final Determination” shall be deemed to have occurred when you have received from the applicable government taxing authority a refund of taxes or other reduction in your tax liability by reason of the Excise Payment and upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds you and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to your applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to you and you shall pay to the Company on demand (but not less than ten (10) calendar days after the determination of such Excess Payment and written notice has been delivered to you) the amount of the Excess Payment plus interest at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to you until the date of repayment to the Company.

(e) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

2.4	No Duty of Mitigation

The Company acknowledges that it would be very difficult and generally impracticable to determine your ability to, or extent to which you may, mitigate any damages or injuries you may incur by reason of the Change in Control. The Company has taken this into account in entering into this Agreement and, accordingly, the Company acknowledges and agrees that you shall have no duty to mitigate any such damages and that you shall be entitled to receive your entire Severance Payment regardless of any income which you may receive from other sources following your termination after any Change in Control.

2.5	Time of Severance Payment

The Severance Payment to which you are entitled shall be paid to you, in cash and in full, on the first day of the seventh month after your Separation from Service. If you should die before all amounts payable to you have been paid, such unpaid amounts shall be paid within thirty (30) days of your death to your beneficiary under this Agreement or, if you have not designated such a beneficiary in writing to the Company, to the personal representative(s) of your estate.

2.6	Life and Health Insurance Coverage

If you are entitled to receive a Severance Payment under Section 2.1, the Company shall also provide you with the following additional benefits:

(a) Life insurance coverage for you and your dependents having a face amount at least equal to the greater of (i) the amount in effect for you (in your case) and/or your dependents (in the case of your dependents) immediately prior to the Change in Control, or (ii) the amount in effect for you (in your case) and/or your dependents (in the case of your dependents) immediately prior to the Date of Termination, such coverage to be provided under the same plan or plans under which you (in your case) or your dependents (in the case of your dependents) were covered immediately prior to the Change in Control (or Date of Termination, as applicable) or substantially similar plan(s) established by the Company or any of its Subsidiaries or Affiliates thereafter, and at no greater cost (the “Active Employee Cost”) to you (in your case) or your dependents (in the case of your dependents) than was imposed pursuant to the plan(s) under which you (in your case) and/or your dependents (in the case of your dependents) were covered immediately prior to the Change in Control (or Date of Termination, as applicable), provided, however, that until the first day of the seventh month following your Separation from Service, you shall pay the entire cost of such coverage and shall be reimbursed by the Company for the difference between such payments and the Active Employee Cost on the first day of the seventh month following your Separation from Service. This coverage will continue for the period hereinafter provided.

(b) The right to continue your health insurance coverage (including any dental coverage) for you and your dependents under the same plan or plans under which you were covered immediately prior to the Change in Control (or, if more favorable, immediately prior to the Date of Termination) or substantially similar plan(s) established by the Company or any of its Subsidiaries or Affiliates thereafter, upon your payment (on an after-tax basis) of the applicable premium (as defined by Code section 4980B(f)(4)) for such coverage, provided, however, that the Company shall pay to you the difference between such premium and the amount an active employee would pay for such coverage. The first such payment by the Company shall be made on the first day of the seventh month following your Separation from Service and shall be equal to the difference between the aggregate premiums you paid prior to such date and the aggregate amount an active employee would have paid for such coverage. Thereafter, reimbursement by the Company shall be paid on a monthly basis.

(c) The benefits provided under this Section 2.6 shall continue for a period of [2][3] years following the date of your Qualifying Termination; provided, however, that the benefits for medical coverage under the provisions of Section 2.6(b) shall end as of the date you become covered under any group health plan maintained by a subsequent employer which provides benefits to you (and anyone entitled to claim the benefits described in Section 2.6(b) under or through you) not materially less favorable than the benefits described in Section 2.6(b), and which does not exclude any pre-existing condition that you or your dependents may have at that time.

2.7	Outplacement Services

If you are entitled to receive a Severance Payment under Section 2.1, the Company shall also provide you with a full range of outplacement services provided for up to fifty-two (52) weeks by a reputable organization chosen by the Company. These outplacement services will be paid for by the Company.

2.8	Withholding of Taxes

The Company or your Employer may withhold from any amounts payable under this Agreement all federal, state, city or other taxes required by applicable law to be withheld.

2.9	No Setoff

The Company’s obligation to make Severance Payments to you pursuant to this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, but not limited to, any setoff, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries or Affiliates may have against you or others.

2.10	Benefits Under Other Plans

The benefits that you may be entitled to receive pursuant to Sections 2.6 and 2.7 of this Agreement are not intended to be duplicative of any similar benefits to which you may be entitled from the Company or any of its Subsidiaries or Affiliates under any other severance plan, agreement, policy or program maintained by the Company or any of its Subsidiaries or Affiliates. Accordingly, the benefits to which you are entitled under Sections 2.6 and 2.7 shall be reduced to take account of any other similar benefits to which you are entitled from the Company or any of its Subsidiaries or Affiliates.

ARTICLE III

OTHER RIGHTS AND BENEFITS NOT AFFECTED

3.1	Other Benefits

This Agreement does not provide a pension for you nor shall any payment hereunder be characterized as deferred compensation. Except as set forth in Sections 2.2(b) and 2.10, neither the provisions of this Agreement nor the Severance Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish your rights as an employee, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus or stock purchase plan or any employment agreement or other plan or arrangement not related to severance. Any such other amounts or benefits payable shall be included, as necessary, for making any of the calculations required under Section 2.3.

3.2	Employment Status

This Agreement does not constitute a contract of employment or impose on you any obligation to remain in the employ of the Employer, nor does it impose on the Company or any of its Subsidiaries or Affiliates any obligation to retain you in your present or any other position, or to change the status of your employment as an employee at will. Nothing in this Agreement shall in any way require the Company or any of its Subsidiaries or Affiliates to provide you with any severance benefits prior to a Change in Control (except that the foregoing shall not modify the second and third sentences of Section 2.1), nor shall this Agreement ever be construed in any way as establishing any policies or requirements of the Company or any of its Subsidiaries or Affiliates for the termination of your employment or the payment of severance benefits to you if your employment terminates prior to a Change in Control, nor shall anything in this Agreement in any way affect the right of the Company or any of its Subsidiaries or Affiliates in its absolute discretion to change prior to a Change in Control one or more benefit plans, including but not limited to pension plans, dental plans, health care plans, savings plans, bonus plans, vacation pay plans, disability plans, and the like.

ARTICLE IV

SUCCESSOR TO COMPANY

The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Agreement, shall mean the Company as herein before defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

ARTICLE V

LEGAL FEES AND EXPENSES

The Company shall pay as they become due, but no sooner than the first day of the seventh month following your Separation from Service, all legal fees, costs of litigation and other expenses incurred in good faith by you as a result of the Company’s refusal or failure to make the Severance Payment to which you become entitled under this Agreement, as a result of the Company’s contesting the validity, enforceability or interpretation of this Agreement or of your right to benefits hereunder, or with regard to any Dispute (as defined in Section 2.3(b)). You shall be conclusively presumed to have acted in good faith unless a court makes a final determination not otherwise subject to appeal to the contrary.

ARTICLE VI

ARBITRATION

Except as otherwise provided in Section 2.3, you shall have the right and option (but not the obligation) to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement not otherwise resolved through the claims procedure set forth in Section 7.12, including any dispute under Section 2.3, settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by you within fifty (50) miles from the location of your job with the Employer immediately prior to the Change in Control (determined without regard to any relocation thereof which constitutes an Enumerated Event), in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of your counsel, shall be borne, and paid as incurred, by the Company (but not earlier than the first day of the seventh month following your Separation from Service), provided that the Company shall only be required to pay your fees and expenses if they are incurred in good faith. You shall be conclusively presumed to have acted in good faith unless and until the arbitrator makes a final determination to the contrary. Notwithstanding any provision of this Agreement to the contrary, you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1	Applicable Law

To the extent not preempted by the laws of the United States and in the interest of interpreting this Agreement in a uniform manner with other similar agreements being entered into by the Company with other of its and its Subsidiaries’ and Affiliates’ employees regardless of the jurisdiction in which you are employed or any other factor, the laws of the State of Illinois shall be the controlling law in all matters relating to this Agreement, regardless of the choice-of-law rules of the State of Illinois or any other jurisdiction.

7.2	Construction

No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the affected provision of this Agreement shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

7.3	Severability

If a provision of this Agreement shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Agreement and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

7.4	Headings

The Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.

7.5	Termination Procedures and Compensation During Dispute

(a) Notice of Termination. After a Change in Control and during the Term, any purported termination of your employment (other than by reason of death) shall be communicated by a written Notice of Termination from the Employer to you or by you to the Employer in accordance with Section 7.10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. Further, a Notice of Termination for Just Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters ( 3/4) of the entire membership of the board of directors of the Employer at a meeting of such board of directors which was called and held for the purpose of considering such termination (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before such board of directors) finding that, in the good faith opinion of such board of directors, you were guilty of conduct set forth in clause (i) or (ii) of the definition of Just Cause herein, and specifying the particulars thereof in detail.

(b) Date of Termination. “Date of Termination,” with respect to any purported termination of your employment after a Change in Control and during the Term, shall mean (i) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (ii) if your employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Just Cause) and, in the case of a termination by you, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

(c) Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.5(c)), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by you only if such notice is given in good faith and you pursue the resolution of such dispute with reasonable diligence.

(d) Compensation During Dispute. If a purported termination occurs following a Change in Control and during the Term and the Date of Termination is extended in accordance with Section 7.5(c) hereof, the Company shall continue to pay you the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 7.5(c) hereof. Amounts paid under this Section 7.5(d) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

7.6	Assignability

Neither this Agreement nor any right or interest therein shall be assignable or transferable (whether by pledge, grant of a security interest, or otherwise) by you, your beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and you and shall be enforceable by them and your legal personal representatives.

7.7	Entire Agreement

This Agreement constitutes the entire agreement between the Company and you regarding the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, written or oral, between the Company and you with respect to the subject matter hereof.

7.8	Term

The term of this Agreement (the “Term”) shall commence on January 1, 2009 and shall continue in effect through December 31, 2009; provided, however, that commencing on January 1, 2010 and each January 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or you shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred. If you become entitled to Severance Payments hereunder, this Agreement shall continue and be effective until you (or the person(s) specified in Section 2.5) shall have received in full all Severance Payments and other benefits to which you are entitled under this Agreement, at which time this Agreement shall terminate for all purposes.

7.9	Amendment

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Company. No waiver by the Company or you at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreement or representations, written or oral, express or implied, with respect to the subject matter hereof, have been made by either party which are not expressly set forth in this Agreement.

7.10	Notices

For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company or the Employer shall be directed to the attention of the Board of Directors with a copy to the General Counsel of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon actual receipt. No objection to the method of delivery may be made if the written notice or other communication is actually received.

7.11	Administration

The Company has entered into agreements similar to this Agreement herein with other employees of the Company and its Subsidiaries and Affiliates. These agreements, taken together, constitute a welfare benefit plan within the meaning of Section 3(1) of ERISA. The Administrator of such plan, within the meaning of Section 3(16) of ERISA, and the Named Fiduciary thereof, within the meaning of Section 402 of ERISA, is the Company.

7.12	Claims

If you believe you are entitled to a benefit under this Agreement, you may make a claim for such benefit by filing with the Company a written statement setting forth the amount and type of payment so claimed. The statement shall also set forth the facts supporting the claim. The claim may be filed by mailing or delivering it to the Secretary of the Company. Within 90 calendar days after receipt of such a claim, the Company shall notify you in writing of its action on such claim and if such claim is not allowed in full, shall state the following in a manner calculated to be understood by you:

(a)	The specific reason or reasons for the denial;

(b)	Specific reference to pertinent provisions of this Agreement on which the denial is based;

(c)	A description of any additional material or information necessary for you to be entitled to the benefits that have been denied and an explanation of why such material or information is necessary; and

(d)	An explanation of this Agreement’s claim review procedure.

If you disagree with the action taken by the Company, you or your duly authorized representative may apply to the Company for a review of such action. Such application shall be made within 60 calendar days after receipt by you of the notice of the Company’s action on your claim. The application for review shall be filed in the same manner as the claim for benefits. In connection with such review, you may inspect any documents or records pertinent to the matter and may submit issues and comments in writing to the Company. A decision by the Company shall be communicated to you within 60 calendar days after receipt of the application (unless special circumstances require an extension of time, but in no event more than 120 days after such receipt). The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by you, and specific references to the pertinent provisions of this Agreement on which the decision is based.

7.13	Individual Severance Agreement

This Agreement constitutes an individual severance agreement for purposes of the Company’s Severance Plan (the “Severance Plan”). Accordingly, you will not be eligible to receive any severance payments or other benefits under the Severance Plan.

7.14	409A Compliance

(a) This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Code section 409A and the regulations and other guidance issued thereunder.

(b) Notwithstanding anything in this Agreement to the contrary, to the extent that the requirements of Code section 409A apply to any amount or benefit that would otherwise be payable or distributable hereunder by reason of your termination of employment, such amount or benefit will not be payable or distributable to you by reason of such circumstance unless the circumstances giving rise to such termination of employment constitute a Separation from Service.

(c) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit is nonqualified deferred compensation for purposes of Code section 409A that would otherwise be payable or distributable under this Agreement by reason of your Separation from Service, then, subject to any permissible acceleration of payment by the Company under Treas. Reg. section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) If the payment or distribution is payable in a lump sum, your right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of your death or the first day of the seventh month following your Separation from Service; and

(ii) If the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following your Separation from Service will be accumulated and your right to receive payment or distribution of such accumulated amount will be delayed until the earlier of your death or the first day of the seventh month following your Separation from Service, whereupon the accumulated amount will be paid or distributed to you on such date and the normal payment or distribution schedule for any remaining payments or distributions will resume.

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are not exempt from Code section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any of your other taxable years, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code section 105(b) solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expenses was incurred.

If this Agreement is acceptable to you, please sign the enclosed copy of this Agreement in the space provided below and return it to me.

Sincerely,

Donald G. Southwell
President and Chief Executive Officer

ACCEPTED AND AGREED TO:

By: